CAPITAL SOUTHWEST CORPORATION ANNOUNCES 6/30/09 NET ASSET VALUE

DALLAS – July 24, 2009 – Capital Southwest Corporation (NASDAQ: CSWC) today reported total net assets at June 30, 2009 of $424,337,993 equivalent to $113.41 per share. Comparative annual data is summarized below:

	June 30, 2009	June 30, 2008

Net assets	$424,337,993	$581,836,149

Shares outstanding	3,741,638	3,882,666

Net assets per share	$113.41	$149.85

Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the June 30, 2009 net asset value was 20.6% below the June 30, 2008 net asset value of $149.85 per share and 2.8% above the March 31, 2009 net asset value of $110.98 per share.

About Capital Southwest Corporation

Capital Southwest is a Dallas-based business development company that provides patient equity capital to exceptional businesses. As a public company, Capital Southwest has the flexibility to hold investments indefinitely, which has provided its portfolio company managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company’s website at www.capitalsouthwest.com.

Forward Looking Statements

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Various risks and uncertainties may affect the Company and its results of operations, as described in reports filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume any obligation to update these forward-looking statements.

Contact:     Gary L. Martin or Tracy L. Morris

                    972-233-8242

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